Exhibit 10.2

GLASSHOUSE TECHNOLOGIES, INC.

Employment Agreement

In consideration of my employment or continued employment, as the case may be, by Glass House Technologies, Inc. (the “Company”), and the grant of options to purchase shares of common stock, par value $.001 (“Common Stock”), of the Company, I, the undersigned employee, hereby agree with the Company as follows:

1. Proprietary Information.

(a) I understand that the Company possesses and will continue to possess information that has been or will be created, discovered, developed or otherwise become known to the Company (including, without limitation, information created, discovered, developed or made known to me during the period of my employment by the Company to be used in the actual or anticipated business of the Company) or in which property rights have been or will be assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged and is treated by the Company as confidential or proprietary. All such information is hereafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes processes, formulas, data, computer programs, software and documentation, know-how, improvements, discoveries, developments, designs, algorithms, inventions, techniques, strategies, new products, marketing plans, forecasts, unpublished financial statements, business forms, contract forms, report formats, budgets, projections, licenses, prices, costs, customer, client and supplier lists and employee information and any other information of a similar nature not available to the public, whether oral or written, in drawings or in machine-readable form, and whether or not expressly marked “Confidential” or “Proprietary.” I acknowledge that the development and acquisition of the Proprietary Information are the result of great effort and expense on the part of the Company and are critical to the success and survival of the Company.

(b) All Proprietary Information shall be the sole property of the Company, and the Company shall be the sole owner of all patents, copyrights and other rights related thereto. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information. At all times, both during my employment by the Company and after its termination for whatever reason, I will keep in strictest confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of the Company. In the event of the termination of my employment by me or by the Company for any reason or upon three (3) business days after written request by the Company, I will deliver to the Company all documents, notes, drawings, specifications, data, and other materials of any nature pertaining to my work with the Company and/or containing Proprietary Information, and I will not take with me or retain any of the foregoing, any reproduction of any of the foregoing, or any Proprietary Information that is embodied in a tangible medium of expression. For purposes of the third and fourth sentence of this Section 1(b), Proprietary Information shall include confidential or proprietary information the Company has received and may in the future receive from third parties, which is subject to the Company’s obligation to maintain the confidentiality of such information and to use it only for certain limited purposes.

2. Developments, Etc.

(a) I will promptly disclose to the Company (or any persons designated by it) all processes, formulas, data, computer programs, software and documentation, know-how, improvements, discoveries, developments, designs, algorithms, inventions, techniques, strategies and new products, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment that are related to or useful in the actual or anticipated business of the Company, result from tasks assigned to me by the Company, or result from the use of premises owned, leased or contracted for by the Company (all of the foregoing are hereinafter referred to as “Developments”). To the fullest extent permitted by law, the Developments will be deemed work made for hire. I will also promptly disclose to the Company, and the Company hereby agrees to receive all such disclosures in confidence, all other processes, formulas, data, computer programs, software and documentation, know-how, improvements, discoveries, developments, designs, algorithms, inventions, techniques, strategies and new products, whether or not patentable or registrable under copyright or similar statues, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment for the purpose of determining whether they constitute Developments. The provisions of this Section 2 will apply to all Developments which are conceived or developed during the term of my employment with the Company, whether or not further development or reduction to practice may take place after termination of my employment.

(b) I agree that all Developments shall be the sole property of the Company, and the Company shall be the sole owner of all patents, copyrights and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in such Developments. I further agree as to all such Developments to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights and other rights and protections relating to said Developments in any and all countries, and to that end I will execute all documents for use in applying for and obtaining such patents, copyrights and other rights and protections and enforcing such Developments, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. My obligation to assist the Company in obtaining and enforcing patents, copyrights and other rights and protections relating to such Developments in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for time actually spent by me at the Company’s request on such assistance.

3. Former Employment. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith. I represent, as part of the consideration for the offer of employment extended to me by the Company and of my employment or continued employment (as the case may be) by the Company, and the grant of options to purchase shares of Common Stock of the Company that I have not brought and will not bring with me to the Company for use in the performance of any of my responsibilities for the Company any materials or documents of a former employer that are not generally available to the public, unless I have obtained express written authorization from the former employer for their possession and use. I also understand that, in my employment with the Company, I am not to breach any obligation of confidentiality that I have to former employers, and I agree that I shall fulfill all such obligations during my employment with the Company.

4. Other Employment; Extent of Service. I agree that during the period of my employment by the Company I will not, without the Company’s prior express written consent, engage in any employment or business other than for the Company. During the term of my employment, I agree to use my best efforts in, and shall devote substantially all of my working time, attention, skill and energies to, the advancement of the interests of the Company and the performance of my duties and responsibilities in connection with my employment with the Company.

5. Covenant Not to Compete.

(a) I agree that in the event I am terminated from Company for Cause or resign for a reason other than Good Reason, I will not, for a period of one (1) year after my separation from Company, serve as a compensated or uncompensated employee, or provide any labor or services for any company, that is directly competitive with the Company at the time of my separation.

1. For purposes of this Agreement, “Cause” shall be defined as theft of Company property, falsification of Company documents or records or improper use or disclosure of Company’s confidential or proprietary information, the failure or inability to perform any reasonable assigned duties after written notice from Company and a reasonable opportunity to cure such failure or inability, conviction of any felony or conviction of any criminal act (other than ordinary traffic violations) which impairs or calls into question they ability to perform duties with Company, material breach of Company’s written policies which materially and adversely affects Company and which are not cured within a reasonable time period, and/or the occurrence of severe physical or mental disability such that I cannot perform my duties with or without reasonable accommodation.

2. “Good reason” shall mean the occurrence of any of the following without my express written consent: (a) a material diminution in my authority or responsibilities; (b) a material reduction in my salary, benefits or other fringe benefits (unless reductions comparable in amount and duration are concurrently made for all other Employees of the Company with responsibilities, organizational level and title comparable to mine); or (c) without my consent, the relocation of my principal place of employment more than 50 miles from my then-current principal place of employment or the imposition of travel requirements substantially more demanding on me.

3. This provision (Section 5) shall not become effective until I have completed six (6) months of employment.

(b) The restrictions against competition set forth in this Section 5 are considered by the parties to be reasonable for the purposes of protecting the business of the Company. However, if any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, I agree that it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6. Non-Solicitation. During the period of my employment with the Company and for one (1) year following the termination of my employment for any reason, I agree that I will not, either on my own behalf or on behalf of any other person or entity, directly or indirectly, (i) hire, solicit, or encourage to leave the employ of the Company any person who is or was an employee of the Company at any time during my employment with the Company, or (ii) solicit, entice away or divert all or part of the business of any person or entity who is then a client or customer of the Company or who was a client or customer of the Company at the time of my employment, or of any potential client or customer of the Company of which I had knowledge during my employment by the Company. I agree that client or customer lists, business contracts and related items are the property of the Company and are considered Proprietary Information hereunder. The restrictions described herein shall apply to my activities anywhere in the United States.

7. Injunctive Relief. I acknowledge and agree that the extent of damage to the Company in the event of a breach by me of any of the covenants contained in this Agreement would be difficult or impossible to ascertain and that there would be no adequate remedy at law available to the Company in the event of such breach. Consequently, I agree that, in the event of such breach, the Company shall be entitled to enforce any or all of the covenants contained in this Agreement by injunctive or other equitable relief in addition to receiving damages or other relief to which the Company may be entitled.

8. Enforcement. If any portion of this Agreement is determined to be invalid or unenforceable, the remainder shall be enforceable to the maximum extent possible.

9. Binding Agreement. This Agreement shall be binding upon me, my heirs, executors, administrators and assigns.

10. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Delaware, without regard to its choice of laws principles. I agree that the state or federal courts located within The Commonwealth of Massachusetts shall have exclusive jurisdiction over any dispute arising out of this Agreement, and I hereby agree to submit to personal jurisdiction of such courts.

11. No Contract of Employment. Nothing in this Agreement shall be construed as a contract of employment between myself and the Company or as a commitment on the part of the Company to retain me in any capacity for any period of time.

12. Entire Agreement. This Agreement sets forth the entire understanding between the Company and me relating to the subject matter hereof and supersedes all previous and contemporaneous written or oral agreements between us relating to the subject matter hereof.

I HAVE READ ALL OF THE PROVISIONS OF THIS AGREEMENT AND I UNDERSTAND, AND AGREE TO, EACH OF SUCH PROVISIONS.

/s/ Mark A. Shirman
Signature of Employee

Mark A. Shirman
Printed Name of Employee

200 Crossing Boulevard
Street Address

Framingham, Massachusetts 01702
City State Zip Code

Date Executed: March 1, 2004

ACKNOWLEDGED AND ACCEPTED:

GLASSHOUSE TECHNOLOGIES, INC.

By:	/s/ Marc F. Duprė
Name:	Marc F. Duprė
Title:	Secretary

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